THIRD AMENDMENT TO BY-LAWS OF
                                TANDYCRAFTS, INC.


     Pursuant to Article XIV, Section 2 of the By-Laws of Tandycrafts, Inc. (the "Corporation"), the Corporation hereby amends the By-Laws as follows:

                                       I.

     Article II is hereby amended by the addition of Section 8 to read as follows:

       "SECTION 8. Advance Notice of Shareholder Proposals. (a) In order to properly submit any business to an annual meeting of shareholders, a shareholder must give timely notice in writing to the Secretary of the Corporation. To be considered timely, a shareholder's notice must be delivered either personally or by certified mail, postage prepaid, and received at the principal or registered office of the Corporation (i) not less than 120 days nor more than 150 days before the first anniversary date of the Corporation's proxy statement in connection with the last annual meeting of shareholders or (ii) if no annual meeting has been called after the expiration of more than 30 days from the date for such meeting contemplated at the time of the previous year's proxy statement not less than a reasonable time, as determined by the Board of Directors, prior to the date of the applicable annual meeting.

       b) Nomination of persons for election to the board of directors may be made by the Board of Directors or any committee designated by the Board of Directors or by any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders. However, nominations other than those made by the Board of Directors or its designated committee must comply with the procedures set forth in this Section 8, and no person shall be eligible for election as a director unless nominated in accordance with the terms of this Section 8. A shareholder may nominate a person or persons for election to the Board of Directors by giving written notice to the Secretary of the Corporation in accordance with the procedures set forth above. In addition to the timeliness requirements set forth above for notice to the Corporation by a shareholder of business to be submitted at an annual meeting of shareholders, with respect to any special meeting of shareholders called for the election of directors, written notice must be delivered in the manner specified above and not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

       (c) The Secretary of the Corporation shall deliver any shareholder proposals and nominations received in a timely manner for review by the Board of Directors or a committee designated by the Board of Directors.

       (d) A shareholder's notice to submit business to an annual meeting of shareholders shall set forth (i) the name and address of the shareholder,
     (ii) the class and number of shares of stock beneficially owned by such shareholder, (iii) the name in which such shares are registered on the stock transfer books of the corporation, (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (v) any material interest of the shareholder in the business to be submitted, and (vi) a brief description of the business desired to be submitted to the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the corporation.

       (e) In addition to the information required above to be given by a shareholder who intends to submit business to a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the Board of Directors then such shareholder's notice must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (v) the written consent of such person to be named in the proxy statement as a nominee to serve as a director if electioned, and (vi) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

       (f) Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder's notice of nomination.

       (g) Notwithstanding the foregoing provisions of this Section 8, a shareholder who seeks to have any proposal included in the Corporation's proxy statement shall comply with the requirements of Regulation 14A under the securities Exchange Act of 1934, as amended."

                                       II.

     Except as hereby amended, the By-Laws shall remain in full force and effect.

     The foregoing amendment to the By-Laws is hereby duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors on May 16, 1997, with all directors affixing their signatures hereto evidencing the unanimous adoption of such amendment to the By-Laws.





/s/ R.E. Cox, III                  /s/ Joe K. Pace
-----------------------            ------------------------
R.E. Cox, III                      Joe K. Pace



/s/ Robert Schutts                 /s/ Sheldon Stein
-----------------------            ------------------------
Robert Schutts                     Sheldon Stein



/s/ Michael J. Walsh
-----------------------
Michael J. Walsh